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
------     UNITED STATES SECURITIES AND EXCHANGE COMMISSION     OMB Number:       3235-0104
FORM 3                                                          Expires: December 31, 2001
------                 Washington, D.C. 20549                   Estimated average burden
                                                                Hours per response.......0.5
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            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

       Filed pursuant to Section 16(a) of the Securities Exchange Act of
        1934, Section 17(a) of the Public Utility Holding Company Act of
          1935 or Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
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1. Name and Address of Reporting Person*

   Williams         Bruce           A.
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    (Last)          (First)        (Middle)

   c/o Genta Incorporated
   Two Oak Way

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    (Street)


   Berkeley Heights    NJ          07922
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    (City)          (State)        (Zip)

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2. Date of Event Requiring Statement (Month/Day/Year)

     03/5/2001
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3. I.R.S. Identification Number of Reporting Person, if an entity (voluntary)


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4. Issuer Name and Ticker or Trading Symbol

   Genta Incorporated (Nasdaq: GNTA)

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5. Relationship of Reporting Person(s) to Issuer (Check all applicable)

   [ ] Director        [ ] 10% Owner
   [ ] Officer (give   [X] Other (Specify
       title below)        below)

   VP Sales & Marketing
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6. If Amendment, Date of Original (Month/Day/Year)


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7. Individual or Joint/Group Filing (Check Applicable Line)

   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

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TABLE 1 - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

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
1. Title of Security                                  2. Amount of Securities     3. Ownership         4. Nature of Indirect
   (Instr. 4)                                            Beneficially Owned          Form: Direct         Beneficial Owndership
                                                         (Instr. 4)                  (D) or Indirect      (Instr. 5)
                                                                                     (I) (Instr. 5)
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Common Stock, par value $.001                                  5,000                      D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
     * If the form is filed by more than one person, see Instruction 5(b)(v).
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POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED
  IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENT
                           VALID OMB CONTROL NUMBER.
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                                                                          (Over)
                                                                  SEC 1473(3-99)
FORM - 3 (CONTINUED) TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED (e.g.,
PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of        2. Date Exercisable      3. Title and Amount of     4. Conversion     5. Ownership      6. Nature of Indirect
   Derivative         and Expiration Date      Securities Underlying      or Exercise       Form of           Beneficial Ownership
   Security           (Month/Day/Year)         Derivative Security        Price of          Derivative        (Instr. 5)
   (Instr. 4)                                  (Instr. 4)                 Derivative        Security:
                                                                          Security          Direct (D)
                                                                                            or Indirect
                                                                                            (I) (Instr.5)
                   ----------------------------------------------------
                   Date         Expiration       Title      Amount or
                   Exercisable  Date                        Number of
                                                            Shares
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Explanation of Responses:
(1) The options vest one-third per year for three years beginning June 1, 2001

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

                           /s/ Bruce A. Williams                 March 26, 2001
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                           **Signature of Reporting Person          Date


Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.